Exhibit 4.63

Financial Support Agreement

This Financial Support Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and among the following parties on January 10, 2018 in Shenzhen, the People’s Republic of China (hereinafter referred to as the “PRC”):

500.COM LIMITED (hereinafter referred to as “500.COM”), a company incorporated and existing under the laws of Cayman Islands, with its address at PO BOX 309, Ugland House, Grand Cayman, KYI-1104, Cayman Island;

E-Sun Sky Computer (Shenzhen) Co., Ltd. (hereinafter referred to as “E-sun Sky Computer”), a wholly foreign owned company incorporated and existing under the PRC laws, with its address at Room B01, Floor 8, Building 7B, Shenzhen Bay ecological science and Technology Park, Nanshan District, Shenzhen;

Zhang Han, a Chinese citizen with ID Card number of 422802198708030014; and

Yu Bo, a Chinese citizen with ID Card number of 420106196805034857.

WHEREAS

Yu Bo and Zhang Han are shareholders of Shenzhen Youlanguang Science and Technology Co., Ltd. (a limited liability company incorporated and existing under the PRC laws, with its address at No. 1-B, Complex Building (including the affiliated equipment room) Shenxianling Sports Center, Central City, Longgang District, Shenzhen, hereinafter referred to as “Youlanguang”);

E-sun Sky Computer is a wholly owned subsidiary of 500.COM in the PRC;

The Parties hereby confirm the finance and other matters of Youlanguang as follows:

500.COM confirms and undertakes that, from the date of this Agreement (hereinafter referred to as the “Effective Date”), when needed by Youlanguang, 500.COM agrees to unconditionally provide financial support (hereinafter referred to as “Financial Support”) to Yu Bo and Zhang Han by itself or through E-sun Sky Computer in the way permitted by PRC laws and regulations. Yu Bo and Zhang Han agree to accept such Financial Support in the way permitted by PRC laws and regulations, and undertake to unconditionally use such Financial Support they receive to fund Youlanguang so as to support the operation and development of Youlanguang.

To the extent permitted by PRC laws and regulations and other applicable laws, at the request of Youlanguang, 500.COM agrees to instruct Yu Bo and Zhang Han to release Youlanguang from the obligation of repayment of such Financial Support; if Yu Bo and Zhang Han release Youlanguang from the obligation of repayment of the Financial Support under the instruction of 500.COM, then 500.COM agrees to release Yu Bo and Zhang Han from the obligation of repayment of the Financial Support correspondingly by itself or instructing E-sun Sky Computer to do so.

Where 500.COM provides financial support to Youlanguang by itself or through E-sun Sky Computer, the specific provisions shall be otherwise negotiated and solved by the Parties hereto.

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[This is the signature page of the Financial Support Agreement.]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first written above.

500.COM Limited

By:	/s/ Pan Zhengming
Name:	Pan Zhengming
Title:	Director

E-Sun Sky Computer (Shenzhen) Co., Ltd.

By:	/s/ Yu Bo [seal]
Name:	Yu Bo
Title:	Legal Representative

Zhang Han

By:	/s/ Zhang Han

Yu Bo

By:	/s/ Yu Bo